Exhibit 99.1

RTI International Metals, Inc. Second Quarter Results Show Strong Year-over-Year Growth in Revenue, Earnings and Order Backlog

Commercial Aerospace and Energy Businesses Lead Financial Performance

Company Reiterates Positive Outlook for Second Half of 2012

PITTSBURGH--(BUSINESS WIRE)--August 1, 2012--RTI International Metals, Inc. (NYSE: RTI) reported today second quarter 2012 financial results showing strong growth in revenue, earnings and order backlog compared with the same period in 2011. The company said its financial performance reflects continuing growth in end markets that include commercial aerospace and energy.

Highlights of RTI’s results for the second quarter of 2012, ended June 30, follow:

Financial Summary

Q2 2012 vs. Q2 2011 comparisons:

  Q2 2012 net sales were $190.3 million, an increase of 54% over net sales of $123.2 million in Q2 2011.
  Q2 2012 operating income was $11.9 million vs. $6.1 million in Q2 2011, an increase of 96%.
  Net income for Q2 2012 rose 143% over the same period in 2011, to $5.2 million or $0.17 per diluted share. Net income for Q2 2011 was $2.1 million, or $0.07 per diluted share.
  Titanium mill product shipments during the quarter were 4.3 million pounds compared to 3.3 million pounds in 2011, an increase of 30%.
  Average realized mill product price in Q2 was $19.00 per pound compared to $20.30 per pound during the same period in 2011.
  The backlog at the end of the quarter increased to $586.0 million from $424.0 million in the same period last year.

2012 Second Quarter and First Half Highlights

During the second quarter of 2012, RTI reported net income of $5.2 million, or $0.17 per diluted share, on net sales of $190.3 million and operating income of $11.9 million. During the second quarter of 2011, RTI reported net income of $2.1 million, or $0.07 per diluted share, on net sales of $123.2 million and operating income of $6.1 million.

For the six months ended June 30, 2012, RTI reported net sales of $353.1 million, compared with net sales of $244.1 million for the same period a year ago. The company also reported first half 2012 operating income of $25.0 million and net income of $10.8 million, or $0.36 per diluted share, compared with operating income of $15.5 million and net income of $4.5 million, or $0.15 per diluted share, for the same period a year ago.

Titanium Group

For the second quarter of 2012, the Titanium Group posted operating income of $4.9 million on sales of $86.9 million, including intersegment sales of $48.4 million. During the same period in 2011, this Group had operating income of $9.2 million on sales of $74.6 million, including intersegment sales of $38.2 million. The year-over-year decrease in the Group’s operating profit was impacted by a relatively lower-margin product mix in the current quarter, expenses associated with the production ramp up of the new forging operations at the Martinsville, VA, plant, and increased raw material costs in the recent period versus the same period in 2011. The results for the second quarter of 2011 also included a gain of $1.1 million related to the settlement of a titanium tetrachloride supply agreement matter.

During the first six months of 2012, the Titanium Group posted operating income of $14.0 million on sales of $175.6 million, including intersegment sales of $98.4 million. During the first six months of 2011, operating income was $17.9 million on sales of $143.9 million, including intersegment sales of $72.0 million.

Mill product shipments for the second quarter were 4.3 million pounds at an average realized price of $19.00 per pound, compared to mill product shipments of 3.3 million pounds in the second quarter of 2011 at an average realized price of $20.30 per pound.

Mill product shipments for the first six months of 2012 were 8.5 million pounds at an average realized price of $19.20 per pound compared to mill product shipments of 6.5 million pounds in 2011 at an average realized price of $20.15 per pound.

Decreases in realized per pound price of mill product are principally due to product mix and requirements of long-term contracts.

Fabrication Group

For the second quarter of 2012, the Fabrication Group had operating income of $2.3 million on net sales of $84.3 million. For the same period in 2011, this Group had an operating loss of $5.2 million on net sales of $32.2 million. During the current quarter, RTI Remmele Engineering and RTI Advanced Forming, acquisitions which closed in the middle of the first quarter of 2012 and the middle of the fourth quarter of 2011, respectively, contributed $39.1 million of profitable incremental sales. Energy-related business was also a positive contributor, while losses associated with the Boeing 787 Seat Track program were lower sequentially, as well as compared to the second quarter of 2011.

For the first six months of 2012, the Fabrication Group reported net sales of $146.1 million with an operating profit of $2.4 million, compared with net sales of $70.3 million and an operating loss of $6.5 million for the same period in 2011. The year-to-date results for 2012 include profitable sales contributions from RTI Remmele Engineering and RTI Advanced Forming.

Distribution Group

For the second quarter of 2012, the Distribution Group posted operating income of $4.7 million on net sales of $67.5 million. For the same period in 2011, the Group had operating income of $2.1 million on net sales of $54.6 million. The Group’s results reflect increased European demand by Airbus-enabled suppliers and a pickup in spot-market sales for titanium products, offsetting a decline in non-titanium product sales.

Year-to-date, the Distribution Group reported net sales of $129.8 million resulting in operating income of $8.6 million, compared with net sales of $101.9 million and operating income of $4.1 million for the same period in the prior year.

CEO COMMENT

“RTI’s second quarter performance, reflecting increased sales across all our business segments on a year-to-year comparison basis, provides continuing evidence that our value-added strategy is gaining recognition in the marketplace,” said Dawne Hickton, Vice Chair, President and CEO of RTI. “While the Titanium Group sales were flat, versus first quarter performance, the Fabrication and Distribution Groups experienced increased activity. Both of the company’s new acquisitions – RTI Remmele Engineering and RTI Advanced Forming – contributed profitable sales for the Fabrication Group, and RTI’s existing Fabrication Group operations saw sales growth on both a quarter-over-quarter, as well as year-over-year basis.

“As we confirmed in meetings with top executives at the recently concluded Farnborough Airshow, the ramp up in commercial aerospace is intact and on track.” Ms. Hickton also said, “RTI’s initiatives to expand downstream has gained traction with these executives, as they now see that RTI has the breadth and scale of advanced titanium engineering, precision machining and fabrication capabilities necessary to meet their increasing needs. RTI’s downstream strategy is also growing in two other key end markets. The backlog from energy customers is at a record level while capital investments at newly acquired RTI Remmele Medical have accelerated due to the growing requirements of medical device customers to enhance products while outsourcing more of their manufacturing needs.

“Overall, RTI at midyear presents the picture of a financially strong and growing company. In terms of our important end markets, the only slowdown impacting RTI is expected cutbacks in defense spending. While we are cognizant of risks posed by continuing economic uncertainty in Europe, China and the United States, we are also pleased to report that our outlook for the second half of 2012 remains positive.” Hickton concluded, “In fact for the year, we now expect titanium mill product volume to reach and possibly exceed 16 million pounds and operating income to track to the higher end of our previous guidance range of $45.0 to $50.0 million, after purchase accounting adjustments.”

Conference Call Information

To participate in today's 10:00 a.m. Eastern Time conference call, please dial toll free (USA/Canada) 800-447-0521 or (International) 847-413-3238 several minutes prior to the start time and specify the RTI International Metals' Conference Call.

Replay Information

Replay of the call will be available one hour after the conference ends and remains accessible until Wednesday, August 15, 2012. To listen to the replay, dial (USA/Canada) 888-843-7419 or (International) 630-652-3042 and enter conference pass code 3288 3643#.

Forward Looking Statement

All statements in this release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. These risks and uncertainties include, but are not limited to, global economic and political uncertainties, the concentration of our revenue within the commercial aerospace and defense industries, actual build-rates, production schedules and titanium content per aircraft for commercial and military aerospace programs, the successful completion and integration of completed acquisitions, military spending generally and in particular, demand from the Joint Strike Fighter program, the impact from Boeing 787 production delays, the competitive nature of the markets for specialty metals, the ability of RTI to obtain adequate raw materials, the successful completion of RTI’s capital expansion projects, and other risks and uncertainties described and included in RTI’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011, and the exhibits attached thereto. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. RTI undertakes no obligation to update or revise any forward-looking statements.

RTI International Company Description

RTI International Metals, Inc., headquartered in Pittsburgh, specializes in advanced titanium, meeting the requirements of the world's most technologically sophisticated applications in aerospace, defense, propulsion, medical device, energy, industrial, and chemical markets. For over 60 years, RTI has been taking titanium further through advanced manufacturing, engineering, machining, and forming processes. RTI delivers titanium mill products, extruded shapes, form-ready parts, and highly engineered components through our downstream integrated supply chain. RTI has locations in the United States, Canada, Europe, and Asia.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net sales	$190,277	$123,213	$353,127	$244,063
Cost and expenses:
Cost of sales	153,781	98,624	280,926	193,469
Selling, general, and administrative expenses	23,458	17,618	45,080	35,076
Research, technical, and product development expenses	1,104	890	2,169	1,522
Asset and asset-related charges (income)	-	-	-	(1,501)
Operating income	11,934	6,081	24,952	15,497
Other income (expense), net	570	133	302	(436)
Interest income	33	355	115	580
Interest expense	(4,209)	(4,250)	(8,487)	(8,550)

Income before income taxes	8,328	2,319	16,882	7,091
Provision for income taxes	3,165	191	6,094	2,621
Net income	$5,163	$2,128	$10,788	$4,470

Earnings per share:
Basic	$0.17	$0.07	$0.36	$0.15
Diluted	$0.17	$0.07	$0.36	$0.15

Weighted-average shares outstanding:
Basic	30,126,774	30,019,933	30,107,998	30,008,108
Diluted	30,222,380	30,318,084	30,215,503	30,273,669

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Unaudited) (In thousands, except share and per share amounts)

	June 30,	December 31,
ASSETS	2012	2011
Current assets:
Cash and cash equivalents	$99,525	$156,842
Short-term investments	-	164,255
Receivables, less allowance for doubtful accounts of $993 and $872	107,294	95,022
Inventories, net	348,976	275,059
Deferred income taxes	19,332	18,674
Other current assets	12,887	9,932
Total current assets	588,014	719,784
Property, plant, and equipment, net	365,227	289,434
Marketable securities	-	12,683
Goodwill	140,017	55,864
Other intangible assets, net	58,077	22,576
Deferred income taxes	28,802	27,424
Other noncurrent assets	5,407	5,173
Total assets	$1,185,544	$1,132,938

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$64,232	$59,591
Accrued wages and other employee costs	25,099	27,260
Unearned revenues	42,008	31,690
Other accrued liabilities	21,648	20,085
Total current liabilities	152,987	138,626
Long-term debt	193,727	186,981
Liability for post-retirement benefits	42,000	41,388
Liability for pension benefits	13,402	20,830
Deferred income taxes	38,817	13,606
Other noncurrent liabilities	8,957	8,755
Total liabilities	449,890	410,186
Commitments and Contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 31,097,449 and
30,948,209 shares issued; 30,314,874 and 30,198,780 shares outstanding	311	309
Additional paid-in capital	481,855	479,245
Treasury stock, at cost; 782,575 and 749,429 shares	(18,399)	(17,657)
Accumulated other comprehensive loss	(38,967)	(39,211)
Retained earnings	310,854	300,066
Total shareholders’ equity	735,654	722,752
Total liabilities and shareholders’ equity	$1,185,544	$1,132,938

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Six Months Ended
	June 30,
	2012	2011
Cash provided by (used in) operating activities (including depreciation and
amortization of $18,957 and $11,279)	$(14,209)	$5,220

Cash used in investing activities (1)	(43,763)	(154,339)

Cash provided by (used in) financing activities	(763)	176

Effect of exchange rate changes on cash and cash equivalents	1,418	305

Decrease in cash and cash equivalents	(57,317)	(148,638)
Cash and cash equivalents at beginning of period	156,842	376,951
Cash and cash equivalents at end of period	$99,525	$228,313

(1)	Includes cash used for the purchase of Remmele Engineering, Inc. of $185,633 and net cash provided by the sale of available-for-sale investments of $176,771 in the current year compared to net purchases of investments of $135,693 in the prior year.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Selected Operating Segment Information (Unaudited) (In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net sales:
Titanium Group	$38,495	$36,414	$77,228	$71,955
Intersegment sales	48,448	38,192	98,372	71,968
Total Titanium Group sales	86,943	74,606	175,600	143,923

Fabrication Group	84,300	32,152	146,071	70,254
Intersegment sales	21,519	15,249	42,395	28,554
Total Fabrication Group sales	105,819	47,401	188,466	98,808

Distribution Group	67,482	54,647	129,828	101,854
Intersegment sales	1,073	368	1,732	801
Total Distribution Group sales	68,555	55,015	131,560	102,655

Eliminations	71,040	53,809	142,499	101,323
Total consolidated net sales	$190,277	$123,213	$353,127	$244,063

Operating income (loss):
Titanium Group before corporate allocations	$7,780	$11,819	$20,425	$23,109
Corporate allocations	(2,835)	(2,637)	(6,442)	(5,188)
Total Titanium Group operating income	4,945	9,182	13,983	17,921

Fabrication Group before corporate allocations	6,141	(1,826)	9,292	194
Corporate allocations	(3,858)	(3,418)	(6,924)	(6,724)
Total Fabrication Group operating income (loss)	2,283	(5,244)	2,368	(6,530)

Distribution Group before corporate allocations	6,621	4,190	12,796	8,134
Corporate allocations	(1,915)	(2,047)	(4,195)	(4,028)
Total Distribution Group operating income	4,706	2,143	8,601	4,106

Total consolidated operating income	$11,934	$6,081	$24,952	$15,497

CONTACT:
RTI International Metals, Inc.
Richard E. Leone, 330-544-7622
Director – Investor Relations
rleone@rtiintl.com